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                                                                    Exhibit 99.6

                                        April 29, 2002

United Investors Life Insurance Company
2001 Third Avenue South
Birmingham, AL 35233

Gentlemen:

     In my capacity as Senior Vice President and Chief Actuary of United Investors Life Insurance Company, I have provided advice concerning the illustration of death benefits and policy values set forth in the prospectus contained in the Post-Effective Amendment No. 3 to the Registration Statement for the Titanium Universal Life Variable Account filed on Form S-6 (File No. 333-89875) with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of flexible premium variable life insurance policies (the "Policies").

     It is my professional opinion that the illustration of death benefits and policy values included in the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a purchaser of a Policy for male age 45 preferred non-tobacco than to prospective purchasers of Policies at other ages or underwriting classes.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                 Sincerely,

                                                 /s/ W. Thomas Aycock
                                                 ---------------------------
                                                 W. Thomas Aycock, FSA, MAAA
                                                 Senior Vice President
                                                 and Chief Actuary

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